CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of January 23, 2009 by and between China Direct, Inc., a Florida corporation (“Client”) and Marc Siegel (“Consultant”).  Client and Consultant may collectively be referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Client deems it advisable to retain the Consultant to provide consulting and advisory services, and the Consultant is willing to provide such services to the Client on the terms and conditions described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.          Consulting Services.  Upon the terms and subject to the conditions contained in this Agreement, Consultant hereby agrees that it shall, during the term of this Agreement, undertake the performance of the following services for Client’s consulting companies (the “Services”):

a.      Upon request of Client, familiarize himself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of Client and its client consulting companies;

a.	Provide advice relating to their capitalization;

b.	Evaluate alternative financing structures and arrangements and potential sources of investment capital;

c.	Assist in developing appropriate acquisition criteria and identifying target industries;

d.	Identify, evaluate, structure and provide advice in connection with potential mergers and acquisitions, divestitures, spin-offs, joint ventures and other corporate transactions;

b.      Assist in evaluating and make recommendations concerning the relationships among Client's and its client consulting companies various lines of business and potential areas for business growth; and

c.      Provide such other services upon which the Parties may mutually agree.

The services to be provided hereunder may be performed at Client's office located in Deerfield Beach, Florida.  Consultant shall be provided with office accommodations located among the senior executive officers of Client.

2.          Term. This Agreement shall commence as of the effective date of this Agreement and terminate on December 31, 2009.

3.          Compensation. Upon execution of this Agreement, the Client shall issue to Consultant

a.      Client shall pay to Consultant $120,000 in either cash or Common Stock, at the option of the Client (the “Consulting Shares”). The number of Consulting Shares, if issued in lieu of the cash amount, shall be equal to the result of dividing $120,000 by the per share closing price of the Common Stock on the business day immediately following the Company’s filing of a public announcement disclosing the resignation of Marc Siegel.   The Consulting Shares shall be payable in four equal installments payable on March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009.  The Severance Shares shall be issued pursuant to the Company’s 2008 Non-Executive Stock Incentive Plan and are subject to approval of the Compensation Committee of the Company’s board of directors.  The award of the Severance Shares are intended to be exempt from Section 16(b) of the Securities Exchange Act of 1934 (the “Act”) pursuant to Rule 16b-3 of the Act.  In the event the Client elects to pay Consultant in cash, such cash payments shall be made quarterly as follows: $30,000 on March 31, 2009, $30,000 on or before June 30, 2009, $30,000 on or before September 30, 2009, and $30,000 on or before December 31, 2009.

4.          Warranties.  Consultant warrants that the Services to be provided under this Agreement shall be performed in a professional manner employing reasonable commercial efforts.  This warranty shall be valid for a period of thirty (30) days from the performance of the Services.  Except as specifically provided in this Section 4, Consultant disclaims any and all other warranties with respect to the services provided hereunder, including without limitation any implied warranty of merchantability or fitness for a particular purpose. Consultant does not warrant the results of any services. In addition, Client acknowledges and agrees that Consultant is not engaged in the practice of law or the provision of legal services, and that Client alone is completely and independently responsible for compliance with all state, federal and international laws applicable to Client and the operation of its business.  Consultant’s entire liability to Client (or any other person or entity) for any loss or damages resulting from any breach of this Agreement, claims, demands or actions arising out of or relating to the Services, whether in contract, tort (including negligence) or otherwise, shall not exceed the sum of $5,000.  Except for the intentional conduct of Consultant, Consultant will not be liable for any damages caused by the Client's action or inaction, or for any indirect, incidental, consequential, special, punitive or exemplary damages or lost profits, including, but not limited to, damages for loss of business profits, business interruption, loss of business information, data, goodwill or other pecuniary loss arising from Consultant’s failure to provide the Services even if Consultant has been advised of the possibility of such damages.

5.           Termination.  This Agreement may be terminated by the Consultant upon at least 30 days' written notice to the Company to such effect or by the Company with "Cause" (as defined below).  As used in this Agreement, "Cause" shall mean a termination of the Consulting Period based upon:

(i)  misconduct by the Consultant or any of his employees to the material and demonstrable detriment of the Company;

(ii)   the conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony by the Consultant;

(iii)  the Consultant's continued and ongoing gross negligence in the performance of his duties and responsibilities to the Company as described in this Agreement;

(iv)  the Consultant's material failure to perform his duties and responsibilities to the Company as described in this Agreement (other than any such failure resulting from the Consultant's incapacity due to physical or mental illness), in either case after written notice from Client to the Consultant of the specific nature of such material failure and the failure of the Consultant to cure such material failure within thirty (30) days following receipt of such notice; or

(v)  a breach by Consultant of the Lock-Up Agreement entered into between Consultant and the Company.

Upon termination of this Agreement pursuant to Section 5, the Consultant and the Company shall not have any further obligation under this Agreement, except for the obligations of the Consultant under Section 6 below.

6.          Non-Compete and Confidential Information.

a.      Non-Competition Covenant.

i.           During the term of this Agreement, the Consultant shall not, directly or indirectly, become a consultant (including, but not limited to, through any entity of which the Consultant is an employee, officer, director or advisor), employee, director or advisor of, or otherwise affiliated with, any company (including such company’s subsidiaries) that operates its business in the Peoples Republic of China (the “PRC”).

ii.           During the Consulting Period and for a period of two years thereafter, the Consultant shall not, directly or indirectly, solicit or hire or encourage the solicitation or hiring of any person who was an employee of Client at any time on or after the date of such termination, exclusive of David Stein, (unless more than six months shall have elapsed between the last day of such person's employment by Client and the first date of such solicitation or hiring).

b.      Confidential Information.  In the course of performing services under this Agreement, Client may disclose to Consultant, and Consultant may otherwise obtain knowledge of or access to, trade secrets and other proprietary and confidential information concerning the Client, the Client products, financial condition, services, research and development plans, and other matters pertaining to the Client’s business (“Confidential Information”).  Consultant agrees to treat and hold all Confidential Information as secret and confidential, and to apply strict standards of care to maintain the secrecy of the Confidential Information.  In this regard, Consultant agrees not to copy or reproduce any Confidential Information and not to disclose the contents of any Confidential Information to any person or entity, other than officers and directors of the Client or with their written permission.  Consultant further agrees to return to the Client written or other copies (including electronic media containing Confidential Information) of any and all Confidential Information in Consultant’s possession.  The provisions of this Section 6 shall not apply to any Confidential Information that Consultant is obligated by law to disclose to any court or any federal or state government agency; provided, however, that in the event disclosure is required by law Consultant shall provide the Client with prompt notice of such requirement so that the Client may seek an appropriate protective order prior to such required disclosure by Consultant.  In addition, Consultant hereby acknowledges that he is aware that the United States securities laws may prohibit any person who has material, nonpublic information concerning Client from purchasing or selling securities of Client or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.           Relationship. Consultant shall be an independent contractor within the meaning of all federal, state and local laws and regulations governing employment insurance, workers' compensation, industrial accident, labor and taxes. Consultant shall not, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan operated by the Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, (i) any pension or profit-sharing plans or (ii) any plans providing medical, dental, disability or life insurance protection.

8.           Authority. Unless otherwise agreed by the Company and Consultant in writing, during the term of this Agreement, Consultant shall not have the power or authority to enter into, execute agreements or other documents that are binding upon the Company or have the authority to direct the operations of the Company, other than within the scope of the services provided for in this Agreement.

9.          Modifications.  This Agreement can only be modified by a written agreement duly signed by persons authorized to sign agreements on behalf of Client and Consultant, and variance from or addition to the terms and conditions of this Agreement or other written notification will be of no effect.  The failure of any Party to enforce any right it is granted herein, or to require the performance by the other Party hereto of any provision of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of this Agreement.

10.          Entire Understanding.  This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof, and merges all prior discussions between them and supersedes and replaces any and every other agreement or understanding which may have existed between the Parties to the extent that any such agreement or understanding relates to providing services to Client. To the extent, if any, that the terms and conditions of Client’s orders or other correspondence are inconsistent with this Agreement, this Agreement shall control.

11.          Force Majeure.  No delay, failure or default in performance of any obligation by either Party, excepting all obligations to make payments hereunder, shall constitute a breach of this Agreement to the extent caused by, in whole or in part, the other Party (and within the other party’s reasonable control) or an act of God, war, civil disturbance, terrorist act, court order, labor dispute, or other cause beyond its reasonable control, and such nonperformance will not be a default under this Agreement.

12.          Laws, Severability, Venue, Waivers.  The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement shall otherwise remain in full force.  Suit to enforce any provision of this Agreement, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in Broward County, Florida.  Client agrees and consents to venue in Broward County, Florida and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

13.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

14.          Disclaimer. Consultant acknowledges that it has and will during the term of this Agreement, rely upon information provided by Client in connection with the performance of the Services and in accepting the Client’s securities as full or partial payment of the Compensation under this Agreement.

15.          Expenses. Client shall reimburse Consultant in cash for all pre-approved expenses incurred by Consultant in regard to the performance of services under this Agreement.  Such reimbursement shall be made by Client within 5 days after Consultant submits a request for reimbursement for such expenses  which request shall include receipts for such items.

16.          Notices. All notices to be given hereunder shall be in writing by mail and/or and delivery to:

Consultant:	Client:
Marc Siegel 943 Lake Wyman Road Boca Raton, Florida 33431	China Direct, Inc. 431 Fairway Drive Deerfield Beach, FL 33411

17.          Indemnification. Except for intentional acts of Consultant, Consultant shall not be liable to the Client or to any officer, director, employee, stockholders, or creditor of the Client, for any act or omission in the course of or in connection with the provision of advice or assistance hereunder.  The Client agrees to and shall defend, indemnify and hold Consultant harmless from and against any and all suits, claims, demand, causes of action, judgment damages, expenses and liability, (including court costs and attorney’s fees paid in the defense of Consultant) which may in any way result from services provided by Consultant pursuant to or in connection with this Agreement. The Client agrees that if Consultant is made a party, is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that Consultant is or was an employee of the Client, or is or was serving at the request of the Client as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to clients of the Client, whether or not the basis of such Proceeding is Consultant’s alleged action in an official capacity while serving as an employee or agent, Consultant shall be indemnified and held harmless by the Client, to the same extent as the officers and directors of the Client, to the fullest extent legally permitted against all cost, expense, liability, and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Consultant in connection therewith, and such indemnification shall continue as to Consultant even if he has ceased to be an employee or agent of the Client or other entity and shall inure to the benefit of Consultant’s heirs, executors, and administrators.  In return for the above provision, Consultant promises to cooperate with the Client at its expense in his or the Client's defense of any actions taken by private parties and/or federal or state governmental bodies against the Consultant or the Client.

18.          Other Activities.  Except as provided for in Sections 6(a) and (b), nothing contained herein shall prevent Consultant from acquiring or participating in a transaction of any kind with any other entity.

19.          Disclaimer. Consultant acknowledges that he has relied upon the information provided by Client. Consultant has in entering into this Amendment, relied on the warranties or representations made by Client, its officers, directors, agents, legal counsel or accountants concerning Client and/or its stock as to matters past, present or future.

20.          Attorney’s fees. The Client shall pay, as and when due, any and all attorneys’ fees and costs incurred by Consultant in connection with any dispute or settlement arising from his affiliation with the Client, or as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to clients of the Client, whether or not the basis of such Proceeding is Consultant’s alleged action.  Consultant shall be indemnified and held harmless by the Client, to the same extent as the officers and directors of the Client, to the fullest extent legally permitted.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Client: China Direct, Inc.	Consultant Marc Siegel
By: /s/James Wang	By: /s/ Marc Siegel
Name: James Wang	Name: Marc Siegel
Title: CEO, Chairman